CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2014, relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Reports to Shareholders of Sanford C. Bernstein Fund, Inc., which Annual Reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Statements and Reports” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 19, 2015